Filed Pursuant to Rule 424(b)(3)
Registration No. 333-198305

MOODY NATIONAL REIT II, INC.
SUPPLEMENT NO. 8 DATED JANUARY 15, 2016

TO THE PROSPECTUS DATED JANUARY 20, 2015

This document supplements, and should be read in conjunction with, our prospectus dated January 20, 2015, as supplemented by Prospectus Supplement No. 1, dated March 5, 2015, Prospectus Supplement No. 2, dated May 19, 2015, Prospectus Supplement No. 3, dated July 13, 2015, Prospectus Supplement No. 4, dated August 14, 2015, Prospectus Supplement No. 5, dated October 9, 2015, Prospectus Supplement No. 6, dated October 28, 2015, and Prospectus Supplement No. 7, dated November 19, 2015, relating to our offering of up to $1,100,000,000 in shares of our common stock. Terms used and not otherwise defined in this Supplement No. 8 shall have the same meanings as set forth in our prospectus. The purpose of this Supplement No. 8 is to disclose:

•	the status of our public offering;
•	an update to our prior performance summary; and
•	an update to our prior performance tables.

Status of Our Public Offering

We commenced our initial public offering of up to $1,100,000,000 in shares of our common stock on January 20, 2015. The terms of our public offering required us to deposit all subscription proceeds in escrow pursuant to the terms of our escrow agreement with UMB Bank, N.A., our escrow agent, until the earlier of the date that we receive subscriptions aggregating at least $2,000,000 (including shares purchased by our sponsor, its affiliates and our directors and officers) or January 20, 2016. On July 2, 2015, we received subscriptions aggregating $2,000,000, and the subscription proceeds held in escrow were released to us. As of January 8, 2016, we had received and accepted investors’ subscriptions for and issued 532,468 shares of our common stock in our public offering, including 1,945 shares issued pursuant to our distribution reinvestment plan, resulting in gross offering proceeds of approximately $13,263,077.

An Update to Our Prior Performance Summary

The section of our prospectus entitled “Prior Performance Summary” is hereby deleted in its entirety and replaced with the following.

PRIOR PERFORMANCE SUMMARY

The information presented in this section represents the historical experience of real estate programs, which we refer to as “prior real estate programs,”  sponsored or advised by our sponsor, Moody National, and its affiliates. The following summary is qualified in its entirety by reference to the Prior Performance Tables, which may be found in Appendix A of this prospectus. Investors in our shares of common stock should not assume that they will experience returns, if any, comparable to those experienced by investors in such prior real estate programs. Investors who purchase our shares of common stock will not thereby acquire any ownership interest in any of the entities to which the following information relates.

The returns to our stockholders will depend in part on the mix of product in which we invest, the stage of investment and our place in the capital structure for our investments. As our portfolio is unlikely to mirror in any of these respects investments made by the prior real estate programs (other than Moody REIT I discussed below), the returns to our stockholders will vary from those generated by those prior real estate programs. For example, we are not currently planning to issue tenant-in-common interests as we generally have with our prior real estate programs. In addition, all of the prior privately offered real estate programs were conducted through privately held entities that were not subject to either the up-front commissions, fees and expenses associated with this offering or many of the laws and regulations to which we are subject. Other than our sponsor’s experience with Moody National REIT I, neither Moody National nor any of its affiliates has experience in operating a REIT or a publicly offered investment program. As a result, you should not assume the past performance of the prior real estate programs will be indicative of our future performance. See the Prior Performance Tables located in Appendix A.

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Prior Investment Programs

Moody National Realty Company, L.P., or Moody National Realty Company, was formed in Texas in 1998 to sponsor public and private real estate programs. The general partner of Moody National Realty Company is Moody Realty Corporation, which is solely owned and managed by Mr. Brett C. Moody. Moody Realty Corporation is one of the companies owned by Mr. Moody that collectively make up the Moody National Companies Organization, including Moody National Mortgage Corporation, Moody Management Corporation, Moody National Development Company, L.P., Moody National Construction, LLC, and Moody National Exchange, LLC. Since 1996, the Moody National Companies Organization has become a full service real estate firm. Moody National Mortgage Corporation has completed over 150 transactions providing its customers with over $1 billion of debt, equity and structured financings. Moody National Realty Company has provided a complete spectrum of commercial real estate brokerage services including leasing, acquisition, disposition, marketing and consulting services. Moody National Management, L.P. specializes in managing Class A, Class B and Class C multifamily properties, as well as hospitality assets. In 2005, Moody National Realty Company sponsored its first private real estate program.

Between January 1, 2005 and December 31, 2014, Moody National Realty Company, has, directly or indirectly, sponsored 46 privately offered prior real estate programs which raised approximately $427.9 million from more than 1,308 investors and one public, non-listed REIT, Moody National REIT I, which was still engaged in a continuous public offering as of December 31, 2014. Moody National REIT I terminated its primary offering on October 12, 2015.

As of December 31, 2014, Moody National REIT I had raised approximately $97.2 million from its initial public offering and follow-on offering and had invested primarily in hospitality properties. We will provide upon request to us, for no fee, a copy of the most recent Annual Report on Form 10-K of Moody National REIT I and for a reasonable fee, the exhibits to such Form 10-K.

The following table sets forth information on the 46 prior real estate programs sponsored by Moody National Realty Company. Each program owns or owned between one and three real estate assets.

Name of Program	Type of Program	Launch Year	Program Status
Philadelphia Airport Hampton Inn	Tenant-in-Common	2005	Operating
Lansdale Homewood Suites	Tenant-in-Common	2005	Operating
Plymouth Meeting Hampton Inn	Tenant-in-Common	2005	Operating
Great Valley Hampton Inn	Tenant-in-Common	2005	Operating
Newtown Hampton Inn & Suites	Tenant-in-Common	2005	Foreclosure
Westchase Technology Center	Tenant-in-Common	2005	Foreclosure (1)
Buffalo Speedway	Tenant-in-Common	2005	Operating
Nashville Embassy Suites	Tenant-in-Common	2005	Operating
Grapevine Hampton Inn & Suites	Tenant-in-Common	2005	Operating
Nashville Courtyard Marriott	Tenant-in-Common	2005	Closed

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Name of Program	Type of Program	Launch Year	Program Status
Orlando Radisson Inn	Tenant-in-Common	2006	Closed
Holiday Inn Memphis	Tenant-in-Common	2006	Operating
Memphis Residence Inn	Tenant-in-Common	2006	Foreclosure (2)
Northbelt Office Center II	Tenant-in-Common	2006	Closed
Macon Fairfield Inn & Suites, Alpharetta Fairfield Inn & Suites and Kennesaw TownePlace Suites	Tenant-in-Common	2006	Closed
Atlanta Perimeter Center Fairfield Inn & Suites and Alpharetta TownePlace Suites	Tenant-in-Common	2006	Closed
Buckhead Fairfield Inn & Suites and Alpharetta Springhill Suites	Tenant-in-Common	2006	Closed
Homewood Suites Bedford, Hampton Inn Energy Corridor and TownePlace Suites Plano	Tenant-in-Common	2006	Operating
Springhill Suites Seattle	Tenant-in-Common	2006	Operating
Residence Inn Houston Medical Center and Comfort Suites Grapevine	Tenant-in-Common	2006	Operating
Springhill Suites Altamonte and Holiday Inn Express Orlando	Tenant-in-Common	2006	Foreclosure (3)
Residence Inn Lebanon	Tenant-in-Common	2006	Operating
200 Franklin Trust/Philips Corporate Headquarters	Delaware Statutory Trust	2006	Operating
Weatherford Plaza	Tenant-in-Common	2007	Closed
TownePlace Suites Miami Airport and TownePlace Suites Miami Lakes	Tenant-in-Common	2007	Foreclosure (4)
TownePlace Suites Mount Laurel	Tenant-in-Common	2007	Foreclosure (5)
TownePlace Suites Fort Worth	Tenant-in-Common	2007	Operating
Fairfield Inn Denver South, Fairfield Inn Aurora and Fairfield Inn Westminster	Tenant-in-Common	2007	Closed(6)

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Name of Program	Type of Program	Launch Year	Program Status
Renaissance Meadowlands	Tenant-in-Common	2007	Closed(6)
Courtyard Columbus Downtown	Tenant-in-Common	2007	Closed
Courtyard Columbus Airport	Tenant-in-Common	2007	Foreclosure (7)
Courtyard Willoughby	Tenant-in-Common	2007	Closed(6)
Newark TownePlace Suites	Tenant-in-Common	2007	Closed
Courtyard Lyndhurst New Jersey	Tenant-in-Common	2007	Closed
Springhill Suites Bothell	Tenant-in-Common	2007	Operating
Fairfield Inn Meadowlands	Tenant-in-Common	2007	Closed(6)
Springhill Suites Des Moines	Tenant-in-Common	2008	Closed(6)
Fairfield Inn & Suites West Des Moines	Tenant-in-Common	2008	Closed(6)
Residence Inn Torrance	Tenant-in-Common	2008	Closed(6)
Residence Inn Perimeter	Tenant-in-Common	2008	Closed (8)
Residence Inn Midtown Atlanta	Tenant-in-Common	2008	Foreclosure (9)
Sprinhill Suites Houston Medical Center/Reliant Park	Tenant-in-Common	2008	Operating
TownePlace Suites Portland Scarborough	Tenant-in-Common	2008	Operating
Moody National HP Grapevine Trust	Delaware Statutory Trust	2008	Operating
Springhill Suites Pittsburgh	Tenant-in-Common	2008	Operating
Moody National Financial Fund I, LLC	Private Fund	2008	Closed
Moody National REIT I	Public Fund	2010	Operating(10)

___________

(1)	The tenant-in-common owners of the Westchase Technology Center property declined to proceed with a lender’s proposed loan modifications and allowed the lender to foreclose on the Westchase Technology Center property in July 2010.
(2)	The lender of the Residence Inn Memphis filed foreclosure proceedings and one unaffiliated tenant-in-common owner of the Residence Inn Memphis filed for bankruptcy protection, which resulted in a court-ordered auction sale of the Residence Inn Memphis.
(3)	The tenant-in-common owners of the Springhill Suites Altamonte property and the Holiday Inn Express Orlando property declined to proceed with a lender’s proposed loan modifications and allowed the lender to foreclose on the Springhill Suites Altamonte property and the Holiday Inn Express Orlando property in December 2010 and November 2010, respectively.
(4)	The tenant-in-common owners of the TownePlace Suites Miami Airport and the TownePlace Suites Miami Lakes declined to proceed with a lender’s loan modification and allowed the lender to foreclose on the TownePlace Suites Miami Airport and the TownePlace Suites Miami Lakes in July 2011.

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(5)	The tenant-in-common owners of the TownePlace Suites Mount Laurel declined to proceed with a lender’s loan modification and allowed the lender to foreclose on the TownePlace Suites Mount Laurel in April 2012.
(6)	This tenant-in-common program, together with six other programs, has been restructured into a limited liability company owned by the former tenant-in-common owners and a lender affiliate.
(7)	The tenant-in-common owners of the Courtyard Columbus Airport entered into a deed in lieu of foreclosure agreement with the lender in May 2012.
(8)	On May 27, 2010, a joint venture in which Moody National REIT I indirectly owned a 75% membership interest and Brett C. Moody, our Chairman and Chief Executive Officer, indirectly owned a 25% membership interest, acquired fee simple title to the Residence Inn Perimeter property by purchasing the interests in the Residence Inn Perimeter property held by twenty-seven tenant-in-common owners. The Residence Inn property was subsequently sold to a third-party buyer on August 23, 2012.
(9)	The tenant-in-common owners of the Residence Inn Midtown Atlanta declined to infuse additional equity into the property and allowed the lender to foreclose on the property in August 2013.
(10)	As of December 31, 2014, Moody National REIT I’s portfolio was comprised of investments in eight hotel properties and a joint venture interest in a mortgage note secured by a hotel property.

We intend to conduct this offering in conjunction with existing and future offerings by other public and private real estate entities sponsored by Moody National and Moody National Realty Company. To the extent that such entities have the same or similar objectives as ours or involve similar or nearby properties, such entities may be in competition with the properties we acquire or seek to acquire.

The Prior Performance Tables included in Appendix A to this prospectus set forth information as of the dates indicated regarding certain prior real estate programs regarding: annual operating results of the prior real estate programs (Table III); the operating results of prior real estate programs which have completed their operations (no longer hold properties) (Table IV); and the sale or disposition of properties in connection with the prior real estate programs (Table V).

We have not included in Appendix A to this prospectus tables regarding experience in raising and investing funds (Table I) or compensation to the sponsor (Table II) because there are no prior real estate programs which have closed during the three year period ended December 31, 2014 and therefore Tables I and II are inapplicable. In addition,

Liquidity Track Record

In order to assist FINRA members in complying with FINRA Rule 2310(b)(3)(D), in this section we disclose the liquidity of prior public programs sponsored by our sponsor. Moody National REIT I, the other publicly offered program sponsored by our sponsor, is still in its acquisition stage and has not yet reached the stated date or time period by which it may consummate a liquidity event.

Summary Information

Capital Raising

The total amount of funds raised from investors in the 46 prior real estate programs as of December 31, 2014 was approximately $427.9 million. These funds were invested in real estate with an aggregate cost, including debt and investments of joint venture partners, of approximately $1.10 billion. In addition, one of these prior real estate programs originated a loan in the amount of $3.1 million. The total number of investors in these prior real estate programs, collectively, is more than 1,308.

As of December 31, 2014, Moody National REIT I had raised approximately $97.2 million, had invested approximately $50.4 million of such offering proceeds in its current portfolio of eight hotel properties and its joint venture interest in a mortgage note.

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Investments

The prior privately offered real estate programs had acquired 56 properties as of December 31, 2014. Moody National REIT I owned interests in eight hospitality properties located in five states as of December 31, 2014. The table below gives further information about these properties:

Properties Purchased - Privately Offered Prior Real Estate Programs

Location	Properties Purchased (as a Percentage of Aggregate Purchase Price)
United States	100.0%
West	13.1%
Plains States	5.0%
Southwest	21.3%
Southeast	22.8%
Northeast	37.9%

Properties Purchased - Moody National REIT I

Location	Properties Purchased (as a Percentage of Aggregate Purchase Price)
United States	100.0%
West	7.0%
Southwest	53.7%
Southeast	16.1%
Northeast	23.2%

Moody National REIT I also owned a joint venture interest in a mortgage note secured by a hotel property located in Grapevine, Texas.

The following table gives a percentage breakdown of the aggregate amount of the acquisition and development costs of the properties purchased by the privately offered prior real estate programs, categorized by type of property, as of December 31, 2014, all of which were existing properties.

Existing
Office Buildings	13.0%
Residential	—
Hotels	87.0%
Total	100.0%

These properties were financed with a combination of debt and offering proceeds.

Dispositions

As of December 31, 2014, the prior privately offered real estate programs had sold the Orlando Radisson Inn, a hotel property located in Orlando, Florida, the Residence Inn Perimeter, a hotel property located in Atlanta, Georgia, the Nashville Courtyard Marriott, a hotel property located in Nashville, Tennessee, and the Courtyard Columbus Downtown, a hotel property located in Columbus, Ohio, for aggregate sale prices, excluding closing costs, of approximately $5,600,000, $7,350,000, $31,000,000, and $14,350,000, respectively.  In addition, as of December 31, 2014, lenders had foreclosed on the properties, or received a deed in lieu of foreclosure on the properties, held by seven prior real estate programs.

On August 23, 2012, Moody National REIT I sold its 75% joint venture interest in a hotel property located in Atlanta, Georgia commonly known as the Residence Inn by Marriott Perimeter Center to a third party buyer for $9,150,000.

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Three Year Summary of Acquisitions

From December 31, 2010 through December 31, 2014, the privately offered prior real estate programs did not acquire any properties.

During the three-year period ended December 31, 2014, Moody National REIT I acquired interests in eight properties for aggregate purchase prices of approximately $143.5 million. The following table provides additional information about these acquisitions:

Property Name	Location	Purchase Price
Woodlands Hotel (Homewood Suites by Hilton)	The Woodlands, TX	$12,000,000
Germantown Hotel (Hyatt Place)	Germantown, TN	11,300,000
Charleston Hotel (Hyatt Place)	North Charleston, SC	11,800,000
Austin Hotel (Hampton Inn)	Austin, TX	15,350,000
Grapevine Hotel (Residence Inn)	Grapevine, TX	20,500,000
Silicon Valley Hotel (TownePlace Suites by Marriott)	Newark, CA	10,000,000
Lyndhurst Hotel (Marriott Courtyard)	Lyndhurst, NJ	33,322,000
Austin Arboretum Hotel (Hilton Garden Inn)	Austin, TX	29,250,000
Totals		$143,522,000

The total acquisition cost for the property acquisitions was approximately $143.5 million, of which approximately $102.4 million was financed with mortgage financing during the three years ended December 31, 2014.

As of December 31, 2014, Moody National REIT I had total outstanding indebtedness of $112,705,196. As of December 31, 2014, its leverage ratio, or the ratio of our total debt to total purchase price plus cash and cash equivalents, was approximately 63%, and its debt-to-net asset ratio, defined as the total debt as a percentage of its total assets (other than intangibles) less total liabilities, was approximately 158%.

Adverse Business Developments

The real estate market downturn that began several years ago adversely impacted certain prior real estate programs of our sponsor’s affiliates, resulting in a decrease or deferral of distributions with respect to such programs. Moody National Management, L.P. continues to seek approval to amend its master lease agreements for certain prior real estate programs to provide for either a deferral or a waiver of a portion of lease payments to program investors, and may continue to seek further amendments in the future depending upon the then-current economic conditions. Certain prior real estate programs have also requested additional cash infusions from investors to fund outstanding debt service payments. Further such requests may be necessary in the future depending upon the then-current economic conditions. These adverse developments have resulted in a reduction in payments to investors for certain prior real estate programs.

Moody National Management, L.P. has commenced negotiations with lenders to restructure loan terms with respect to certain prior real estate programs in default under existing franchise or loan agreements and may continue to do so in the future. With respect to some of these loans, the lender is pursuing various alternatives simultaneously, including initiation of foreclosure and legal proceedings and loan modifications, and the borrowers are actively working toward loan modifications. However, there is no assurance that final loan modifications will be achieved.

With respect to two tenant-in-common programs sponsored by Moody National Realty, the initial lender sold the loans, and the purchaser of the loans initiated foreclosure proceedings resulting in the filing for protection from these proceedings in the United States Bankruptcy Court by an affiliate of Moody National Realty owning an original equity investment in one property of approximately $10,000 and approximately $10,039 in the other property. These affiliates received court approval of a confirmation plan under which an agreement was reached with the lender and the loans were reinstated. With respect to one of these properties, the 28 tenant-in-common owners of the Residence Inn Atlanta Midtown, which originally acquired the project with a $7.475 million equity investment, recently allowed the lender to foreclose on the hotel which secured the loan.

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An affiliate of Moody National Realty and tenant-in-common owners in eight tenant-in-common programs collectively had initiated legal proceedings against a lender. Currently, seven of these tenant-in-common programs have been restructured into a limited liability company owned by the former tenant-in-common owners and a lender affiliate, and the legal proceedings have been dismissed with respect to such programs. The lender and borrowers in one of the tenant-in-common programs entered into a settlement and reinstatement of the loan, and the legal proceedings have been dismissed with respect to such program.

The 19 tenant-in-common owners of the Westchase Technology Center property, who originally acquired the property with a $4 million equity investment, declined to proceed with a lender’s loan modification proposal and allowed the lender to foreclose on an office building which secured the loan. The 28 tenant-in-common owners of a two-hotel project (consisting of the Springhill Suites Altamonte and the Holiday Inn Express Orlando) who originally acquired the project with a $10.2 million equity investment declined to proceed with a lender’s loan modification proposal and allowed the lender to foreclose on the two hotels which secured the loan. The 14 tenant-in-common owners of a two-hotel project (consisting of the TownePlace Suites Miami Airport and TownePlace Suites Miami Lakes) who originally acquired the project with a $5.9 million equity investment declined to proceed with a lender’s loan modification proposal and allowed the lender to foreclose on the two hotels which secured the loan. The 16 tenant-in-common owners of the TownePlace Suites Mount Laurel, who originally acquired the property with a $5.6 million equity investment, declined to proceed with a lender’s loan modification proposal and allowed the lender to foreclose on the hotel which secured the loan. Additionally, the 35 tenant-in-common owners of the Courtyard Columbus Airport, who originally acquired the property with an $11.1 million equity investment, entered into a deed in lieu of foreclosure agreement with the lender. Further, the lender for the Residence Inn Memphis filed foreclosure proceedings and one unaffiliated tenant-in-common owner of the Residence Inn Memphis filed for bankruptcy protection, which resulted in a court-ordered auction sale of the property and a loss of the original $6.93 million equity investment for the 17 tenant-in-common owners. In addition, the 31 tenant-in-common owners of the Northbelt II Office Building, who originally acquired the property with a $9.3 million equity investment, allowed the lender to acquire the property in an uncontested foreclosure. Further, the 21 tenant-in-common owners of the Newtown Hampton Inn & Suites, who originally acquired the property with a $6.725 million equity investment, allowed the lender to acquire the property in an uncontested foreclosure.

An Update to Our Prior Performance Tables

Appendix A of our prospectus entitled “Prior Performance Tables” is hereby deleted in its entirety and replaced with Appendix A attached hereto.

APPENDIX A:

PRIOR PERFORMANCE TABLES

The following prior performance tables provide information relating to the real estate investment programs sponsored by Moody National and its affiliates, collectively referred to herein as the “prior real estate programs.”  These programs were not prior programs of Moody National REIT II, Inc. Moody National and its affiliates provide commercial real estate services, which focus on identifying and developing institutional quality real estate products and programs for individual and institutional investors. Each individual prior real estate program has its own specific investment objectives; however, the general investment objectives common to all prior real estate programs include providing investors with (1) exposure to investment in real estate as an asset class and (2) current income. Accordingly, each of the prior real estate programs has similar investment objectives to those of Moody National REIT II, Inc.

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This information should be read together with the summary information included in the “Prior Performance Summary” section of this prospectus.

INVESTORS SHOULD NOT CONSTRUE INCLUSION OF THE FOLLOWING TABLES AS IMPLYING, IN ANY MANNER, THAT WE WILL HAVE RESULTS COMPARABLE TO THOSE REFLECTED IN SUCH TABLES. DISTRIBUTABLE CASH FLOW, FEDERAL INCOME TAX DEDUCTIONS OR OTHER FACTORS COULD BE SUBSTANTIALLY DIFFERENT. INVESTORS SHOULD NOTE THAT, BY ACQUIRING OUR SHARES, THEY WILL NOT BE ACQUIRING ANY INTEREST IN ANY PRIOR PROGRAM.

Description of the Tables

All information contained in the Tables in this Appendix A is as of December 31, 2014. The following tables are included herein:

Table III—Annual Operating Results of Prior Real Estate Programs

Table IV—Operating Results of Prior Real Estate Programs Which Have Completed Operations

Table V—Sale or Disposition of Properties by Prior Real Estate Programs

We have not included in this Appendix A Table I (Experience in Raising and Investing Funds) or Table II (Compensation to Sponsor) because there are no prior real estate programs the offering of which closed during the three years ended December 31, 2014 and therefore Tables I and II are inapplicable.

TABLE III

ANNUAL OPERATING RESULTS OF PRIOR PROGRAMS

(UNAUDITED)

Table III sets forth the annual operating results of prior real estate programs that closed during the five years ended December 31, 2014. All figures are as of December 31, 2014.

Moody National Financial Fund I, LLC

	2014	2013	2012	2011	2010

Summary Balance Sheet Data:
Total Assets (before depreciation)	$—	$—	$1,781,493	$1,782,575	$1,780,268
Total Assets (after depreciation)	—	—	1,781,493	1,782,575	1,780,268
Liabilities	—	—	361,186	363,989	363,738
Estimated Per Share Value	N/A	N/A	N/A	N/A	N/A
Summary Income Statement Data:
Gross Revenues	—	$63,426	$257,630	$257,413	$449,929.00
Operating Expenses	—	—	—	—	—
Operating Income	—	$63,426	$257,630	$257,413	$449,929
Interest Expense	—	—	—	—	—
Net Income (GAAP basis)	—	$63,426	257,630	257,413	449,929
Summary Cash Flows Data:
Cash Generated from Operating Activities(1)	—	$63,426	257,630	257,413	449,929
Cash Generated from Investing Activities	—	—	—	—	—
Cash Generated from Financing Activities	—	—	—	—	—
Total Cash Generated	—	$63,426	257,630	257,413	449,929
Amount and Source of Distributions
Total Distributions Paid to Investors	—	63,426	257,630	257,413	449,929
Distribution Data Per $1,000 Invested:
Total Cash Distributions to Investors	—	145	148	148	172
From Operations	—	145	148	148	172
From all other sources (financing or other sources)	—	—	—	—	—

___________

(1)	Cash Generated From Operating Activities reflects payments to investors pursuant to a master lease on the property and does not reflect the cash generated at the property level.

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TABLE IV
OPERATING RESULTS OF COMPLETED PRIOR PROGRAMS
(UNAUDITED)

Table IV presents information regarding the operating results of prior real estate programs that have completed operations (i.e., that no longer hold properties) during the five years ended December 31, 2014. All amounts presented are as of December 31, 2014.

	Westchase Technology Center(1)	Orlando Radisson Inn	Springhill Suites Altamonte and Holiday Inn Express Orlando(2)	Residence Inn Perimeter	Springhill Suites Des Moines	Residence Inn Torrance	Fairfield Inn Denver South, Fairfield Inn Aurora and Fairfield Inn Westminster	Courtyard Willoughby	TownePlace Suites Miami Airport and TownePlace Suites Miami Lakes	Fairfield Inn & Suites West Des Moines

Aggregate Dollar Amount Raised	$4,000,000	$2,895,000	$10,210,000	$7,080,000	$4,310,000	$23,015,000	$11,500,000	$5,985,000	$5,915,000	$6,555,000
Number of Properties Purchased	1	1	2	1	1	1	3	1	2	1
Duration of Program (Months)	60	52	49	30	41	40	45	44	51	48
Date of Program Closing	July 6, 2010 (1)	May 13, 2010	December 9, 2010 (2)	May 27, 2010	March 10, 2011	March 10, 2011	March 21, 2011	June 1, 2011	July 1, 2011	October 27, 2011
Total Compensation Paid to Sponsor (3)	$551,633	$916,226	$1,601,280	$3,672,453	$998,682	$7,957,234	$3,504,649	$1,100,453	$2,971,880	$1,205,210
Median Annual Leverage	65%	56%	60%	59%	66%	61%	58%	61%	74%	53%
Annualized Return on Investment	-13%	-11%	-21%	-20%	-23%	-23%	-21%	-23%	-21%	-23%

	Renaissance Meadowlands	Nashville Marriott Courtyard	TownePlace Suites Mt. Laurel	Courtyard Columbus Airport	Memphis Residence Inn	Fairfield Inn Meadowlands	Courtyard by Marriott Columbus Downtown	Residence Inn Midtown Atlanta
Aggregate Dollar Amount Raised	$22,385,000	$12,140,000	$5,595,000	$11,110,000	$6,930,000	$11,695,000	$5,845,000	$7,475,000
Number of Properties Purchased	1	1	1	1	1	1	1	1
Duration of Program (Months)	56	74	60	59	83	56	68	66
Date of Program Closing	January 6, 2012	February 15, 2012	April 5, 2012	May 11, 2012	December 27, 2012	December 28, 2012	February 8, 2013	August 6, 2013
Total Compensation Paid to Sponsor (3)	$4,276,919	$2,091,318	$1,528,436	$1,974,267	$1,096,750	$1,972,430	$1,974,267	$1,195,580
Median Annual Leverage	58%	60%	58%	58%	53%	61%	49%	58%
Annualized Return on Investment	-17%	5%	-17%	-16%	-13%	-17%	-5%	-15%

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	Hampton Inn- Newtown	Weatherford Office Building	Northbelt Office Center II	TownPlace Suites Newark	Courtyard by Marriott Lyndhurst
Aggregate Dollar Amount Raised	$6,725,000	$9,525,000	$9,300,000	$5,039,016	$20,125,000
Number of Properties Purchased	1	1	1	1	1
Duration of Program (Months)	July 8, 2005	December 18, 2006	February 27, 2006	May 18, 2007	August 1, 2007
Date of Program Closing	October 9, 2014	May 2, 2014	May 6, 2014	June 24, 2014	September 30, 2014
Total Compensation Paid to Sponsor (3)	$1,006,900	$1,345,119	$1,436,735	$471,353	$3,303,584
Median Annual Leverage	66%	72%	60%	50%	61%
Annualized Return on Investment	-7%	-6%	-8%	4%	-12%

___________

(1)	In July 2010, tenant-in-common owners declined to proceed with a lender’s loan modification proposal and allowed the lender to foreclose on the Westchase Technology Center property.
(2)	In November 2010, tenant-in-common owners declined to proceed with a lender’s loan modification proposal and allowed the lender to foreclose on the Holiday Inn Express Orlando property. In December 2010, tenant-in-common owners declined to proceed with a lender’s loan modification proposal and allowed the lender to foreclose on Springhill Suites Altamonte property.
(3)	Includes financing fees, acquisition fees, deposits, prepaid items and funds for the acquisition of personal property based on asset class.

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TABLE V

SALE OR DISPOSITION OF PROPERTIES

(UNAUDITED)

Table V sets forth summary information on the results of the sale or disposal of properties since December 31, 2011 by prior real estate programs.

				Selling Price, Net of Closing Costs and GAAP Adjustments						Cost of Properties Including Closing and Soft Costs
Property	Location	Date Acquired	Date of Sale	Cash Received Net of Closing Costs	Mortgage Balance at Time of Sale	Closing Costs	Purchase Money Mortgage Taken Back By Program	Adjustments Resulting From Application of GAAP	Total	Original Mortgage Financing	Total Acquisition Cost, Capital Improvements, Closing and Soft Cost	Total	Excess (Deficiency) of Property Operating Cash Receipts Over Cash Expenditures
Renaissance Meadowlands	Rutherford, New Jersey	August 31, 2007	January 6, 2012	31,495,869	31,495,869	—	—	—	—	32,000,000	22,385,000	54,385,000	3,139,700
Nashville Marriott Courtyard	Nashville, Tennessee	March 3, 2006	February 15, 2012	29,907,681	18,940,623	1,092,319	—	—	10,967,058	20,580,000	12,140,000	32,720,000	4,707,104
TownePlace Suites Mt. Laurel	Mount Laurel, New Jersey	May 18, 2007	April 5, 2012	7,800,646	7,800,646	—	—	—	—	7,835,000	5,595,000	13,430,000	895,200
Courtyard Columbus Airport	Columbus, Ohio	August 31, 2007	May 11, 2012	15,378,000	15,378,000	—	—	—	—	15,378,000	11,110,000	26,488,000	1,955,154
Memphis Residence Inn	Memphis, Tennessee	March 24, 2006	December 27, 2012	7,805,003	7,805,003	—	—	—	—	8,440,000	6,930,000	15,370,000	1,663,200
Fairfield Inn Meadowlands	East Rutherford, New Jersey	August 31, 2007	December 28, 2012	18,675,000	18,675,000	—	—	—	—	18,675,000	11,695,000	30,370,000	1,740,000
Courtyard by Marriott Columbus Downtown	Columbus, Ohio	August 31, 2007	February 8, 2013	13,778,243	10,725,879	571,757	—	—	3,052,364	11,202,000	5,845,000	17,047,000	1,116,047
Residence Inn Midtown Atlanta	Atlanta, Georgia	August 31, 2007	August 6, 2013	10,478,926	10,478,926	—	—	—	—	10,932,000	7,475,000	18,407,000	778,301
Hampton Inn - Newtown	Yardley, Pennsylvania	July 8, 2005	October 9, 2014	13,772,784	13,772,784	—	—	—	—	15,300,465	6,725,000	22,025,465	2,575,055
Weatherford Office Building	Houston, Texas	December 18, 2006	May 2, 2014	25,018,070	24,202,611	1,481,930	—	—	815,459	24,400,000	9,525,000	33,925,000	4,502,146
Northbelt Office Center II	Houston, Texas	February 27, 2006	May 6, 2014	13,899,795	13,899,795	—	—	—	—	14,500,000	9,300,000	23,800,000	3,405,848
TownPlace Suites Newark	Newark, California	May 18, 2007	June 24, 2014	9,978,611	5,060,493	1,421,389	—	—	4,918,118	5,932,857	5,039,016	10,971,873	1,551,918
Courtyard by Marriott Lyndhurst	Lyndhurst, New Jersey	August 1, 2007	September 30, 2014	32,095,074	32,095,074	—	—	—	—	34,350,000	20,125,000	54,475,000	2,753,800

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